Exhibit 5.1

Davis Wright Tremaine LLP

2600 Century Square

1501 Fourth Avenue

Seattle, Washington 98101

January 31, 2005

Board of Directors

IMPCO Technologies, Inc.

16804 Gridley Place

Cerritos, CA 90703

Re:	Registration Statement on Form S-3
SEC File No. 333-120029

Ladies and Gentlemen:

As counsel for IMPCO Technologies, Inc., a Delaware corporation (the “Company”), and at your request, we are rendering this opinion in connection with a proposed offering by the Company on a delayed or continuous basis of common stock valued at up to $60,000,000, including the presently contemplated sale by the Company of up to 4,000,000 shares (the “Primary Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and up to 600,000 shares of Common Stock that may be sold by the Company upon exercise of the underwriters’ over-allotment option granted by the Company (collectively with the Primary Shares, the “Offered Shares”), each such transaction pursuant to the above-referenced Registration Statement on Form S-3 (the “Registration Statement”).

We have reviewed such documents, certificates, and records as we deemed necessary for the purpose of this opinion.

Based on the foregoing, we are of the opinion that the Offered Shares have been duly authorized and, when issued and sold as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto and to the use of our name under the heading “Legal Matters” in the Registration Statement, including the prospectus constituting a part thereof, as originally filed and as subsequently amended or supplemented. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, Davis Wright Tremaine LLP

/s/ Davis Wright Tremaine LLP